Exhibit 3(i)(5)

AMENDMENT

NUMBER FIVE

TO

THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION,

AS AMENDED

OF

SOUTHERN TRUST SECURITIES HOLDING CORP.

Pursuant to Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of SOUTHERN TRUST SECURITIES HOLDING CORP. (hereinafter the “Corporation”), a Florida corporation, does hereby certify:

         FIRST: The Articles of Incorporation of the Corporation were originally filed with the Department of State of Florida on January 14, 1998, Document No. P98000004194.

         SECOND: This Amendment Number Five to the Amended and Restated Articles of Incorporation, as amended, was duly adopted by all of the Directors of the Corporation on January 14, 2008.  To effect the foregoing:

A.

The following paragraph amends and supercedes the like numbered paragraph in the previously filed designation for the Series C Preferred Stock:

“2. Number of Shares. The total number of shares of Series C Preferred Stock shall be 2,500,000 shares, no par value per share. The number of shares of Series C Preferred Stock may from time to time be decreased (but not below the number then outstanding) by the Board of Directors, but may not be increased.”

B.

All of the designations appearing under the caption “Series B Preferred Stock” in Article III of the Corporation’s Amended and Restated Articles of Incorporation, as amended, are hereby stricken in their entirety and replaced with the following sentence: “Effective as of December 31, 2007, any and all shares of Series B 8% Convertible Preferred Stock issued by the Corporation were exchanged into shares of the Corporation’s Series C 8% Convertible Preferred Stock and no shares of Series B 8% Convertible Preferred Stock will thereafter be issued and outstanding.”

THIRD: The foregoing Amendment Number Five was adopted by all of the Directors of the Corporation in accordance with sections 607.1006 and 607.0602 of the Florida Business Corporation Act on January 14, 2008.  Shareholder approval was not required.

This Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Amendment Number Five to the Amended and Restated Articles of Incorporation, as amended, this 14th day of January, 2008.

SOUTHERN TRUST SECURITIES HOLDING CORP.

By:	/s/ Robert Escobio
Robert Escobio
Chief Executive Officer